SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C.  20059



                                  SCHEDULE 13G


                     Under the Securites Exchange Act of 1934


                                 Amendment No. 8




NAME OF ISSUER:  Weis Markets, Inc.



TITLE OF CLASS OF SECURITIES:  Weis Markets, Inc. Common Stock



CUSIP NUMBER:  948849-104


Check the following box if a fee is being paid with this statement:  [   ]






CUSIP NO.  948849-104

_______________________________________________________________________________

(1)  Names of Reporting Persons	                         	JANET C. WEIS
     SS or IRS Identification Nos.                      		SS####-##-####
     of Above Persons

_______________________________________________________________________________

(2)  Check the Appropriate Box		           (a)_________________________________
     if a Member of a Group
     (See Instructions)                				(b)___________X_____________________

_______________________________________________________________________________

(3)  SEC Use Only

_______________________________________________________________________________

(4)  Citzenship or Place 		                               	United States
     of Organization
_______________________________________________________________________________

Number of Shares		          (5)  Sole Voting                    		  3,228,679
Beneficially Owned		               Power
by Each                     ____________________________________________________
Reporting Person
With			                    	(6)  Shared Voting    		                2,633,195
				                               Power
                            ____________________________________________________

                         			(7)  Sole Dispositive 	              	  3,228,679
	                             		   Power
                            ____________________________________________________

                        				(8)  Shares Dispositive                	2,633,195
                             			   Power
                            ___________________________________________________

                            (9)  Aggregate Amount Beneficially    		5,861,874
                                 Owned by Each Reporting Person

                            ____________________________________________________

                           (10)  Check if the Aggregate Amount
                                 in Row (9) Excludes Certain    			 	     N/A
                                 Shares (See Instructions)
                            ____________________________________________________

                           (11)  Percent of Class Represented		     		  13.8%
                                 by Amount in Row (9)
                            ____________________________________________________

                           (12)  Type of Reporting Person       			INDIVIDUAL
                                 (See Instructions)

_______________________________________________________________________________


                        SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                   SCHEDULE 13G

                  (Under the Securities and Exchange Act of 1934)


Item 1(a)  Name of Issuer: 			                          Weis Markets, Inc.


Item 1(b)  Address of Issuer's Principal               	1000 South Second Street
	          Executive Offices:	                        		P.O. Box 471
					                                                  	Sunbury, PA  17801-0471

Item 2(a)  Name of Person Filing:                     		JANET C. WEIS


Item 2(b)  Address of Principal Business               	R.R. #1,
           Office, or if None, Residence:               Hardscrabble Lane
	                                                       Lewisburg, PA  17837


Item 2(c)  Citizenship:                              			United States


Item 2(d)  Title of Class of Securities:               	Weis Markets, Inc.
                                                        Common Stock

Item 2(e)  CUSIP Number:  			948849-104


Item 3 See Item 12 of cover page(s) ("Type of Reporting Person") for each reporting person.

       	     BK   =  Bank as defined in Section 3(a) (6) of the Act.

       	     IV   =  Insurance Company registered under Section
		                   8 of the Investment Company Act

       	     IA   =  Investment Advisor registered under Section
		                   203 of the Investment Advisers Act of 1940

             EP   =  Employee Benefit Plan, Pension Fund which
             		      is subject to the provisions of the Employee
		                   Retirement Income Security Act of 1974 or
		                   Endowment Fund; see Section 240.13-d(1)(b)
             		      (1)(ii)(F)

       	     HC   =  Parent Holding Company, in accordance with
		                   Section 240.13-d(1)(b)(1)(ii)(G)


Item 4  Ownership:

           		See Items 5 through 9 and 11 of cover page(s) as to each
            	reporting person.



Item 5  Ownership of Five Percent or Less of a Class:	                   	N/A



Item 6  Ownership of More than Five Percent on		                         	N/A
      	 Behalf of Another Person:



Item 7  Identification and Classification of the		                       	N/A
       	Subsidiary Which Acquired the Security
       	Being Reported by the Parent Holding Company:



Item 8  Identification and Classification of Members		                   	N/A
       	of the Group:



Item 9  Notice of Dissolution of Group:		                               		N/A




Item 10  Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business
and	were not acquired for the purpose of and do not have the effect of
changing or	influencing the control of the issuer of such securities and
were not acquired in	connection with or as a participant in any transaction
having such purposes or	effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1996


                                       						___________________________________
				                                                			Janet C. Weis